Exhibit 3.15

State of California

Secretary of State

Filed March 7, 2006

File No: 200606610257

CERTIFICATION OF FORMATION OF

BABY DEPOT OF CALIFORNIA, LLC

A California Limited Liability Company

1. The name of the limited liability company is Baby Depot of California, LLC.

2. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Beverly-Killea Limited Liability Company Act.

3. The name of the initial agent for service of process is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

4. The address is California.

5. The limited liability company will be managed by all limited liability company members(s).

6. Additional information:

7. /s/ Cindy Rashed Reilly March 3, 2006.

8. Return to: